UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 40)


                            CANAL CAPITAL CORPORATION
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $0.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    913014106
--------------------------------------------------------------------------------
                                 (CUSIP Number)
                       ASHER B. EDELMAN, 717 FIFTH AVENUE,
                            NEW YORK, NEW YORK 10022
--------------------------------------------------------------------------------
 (Name, Address and Telephone Number of Person Authorized to Receive Notices and
                                 Communications)
                               SEPTEMBER 15, 2000
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [X]

Check the following box if a fee is being paid with this statement [X]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.) NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 2 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Asher B. Edelman
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         NA

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         United States


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               51,300 (including options on 20,000 shares)

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  43,830
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               51,300 (including options on 20,000 shares)

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               43,830

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         95,130 (including options on 20,000 shares)

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

         See Item 5                                                          [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         2.2%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         IN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 3 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         A.B. Edelman Limited Partnership
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         NA

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               1,017,220

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  0
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               1,017,220

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               0

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,017,220

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         23.5%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 4 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Felicitas Partners, L.P.
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         NA

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               3,399

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  0
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               3,399

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               0

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,399

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         Less than 0.1%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 5 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Aile Blanche, Inc.
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         NA

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               8,400

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  0
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               8,400

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               0

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,400

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.2%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 6 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Canal Capital Corporation Retirement Plan
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         NA

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         New York


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               26,620

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  0
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               26,620

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               0

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         26,620

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0.6%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         EP
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 7 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Edelman Value Fund Ltd.
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         WC

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         British Virgin Islands


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               0

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  0
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               0

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               0

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-------------------------                              -------------------------
CUSIP NO. 913014106                                       PAGE 8 OF 12 PAGES
-------------------------                              -------------------------

  1      NAME OF REPORTING PERSONS
         S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

         Edelman Value Partners L.P.
-------------------------------------------------------------------------------
  2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                          (a)[X]
                                                                          (b)[X]
-------------------------------------------------------------------------------
  3      SEC USE ONLY

-------------------------------------------------------------------------------
  4      SOURCE OF FUNDS*
         WC

-------------------------------------------------------------------------------
  5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
         PURSUANT TO ITEMS 2(d) OR 2(e)                                      [X]

-------------------------------------------------------------------------------
  6      CITIZENSHIP OR PLACE OF ORGANIZATION         Delaware


-------------------------------------------------------------------------------
                         7     SOLE VOTING POWER
                               0

   NUMBER OF             ------------------------------------------------------
    SHARES               8     SHARED VOTING POWER
 BENEFICIALLY                  43,830
 OWNED BY EACH
   REPORTING             ------------------------------------------------------
  PERSON WITH            9     SOLE DISPOSITIVE POWER
                               0

                         ------------------------------------------------------
                         10    SHARED DISPOSITIVE POWER
                               43,830

-------------------------------------------------------------------------------
  11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         43,830

-------------------------------------------------------------------------------
  12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                             [X]
-------------------------------------------------------------------------------
  13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         1.0%
-------------------------------------------------------------------------------
  14     TYPE OF REPORTING PERSON*

         PN
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     Items 1, 5 and 7 of the Schedule 13D, dated June 1, 1984, relating to the Common Stock, par value $0.01 per share, of Canal Capital Corporation, as amended (the "Schedule 13D"), are hereby amended by adding thereto the information set forth below. The terms defined in the Schedule 13D shall have their defined meanings herein, unless otherwise defined herein.

ITEM 1. SECURITY AND ISSUER

     This Amendment No. 40 is being filed, with respect to the Common Stock of Canal Capital Corporation, by:

    (i)     Asher B. Edelman;
    (ii)    A.B. Edelman Limited Partnership ("Edelman Limited Partnership");
    (iii)   Felicitas Partners, L.P. ("Felicitas");
    (iv)    Aile Blanche, Inc.;
    (v) Canal Capital Corporation Retirement Plan (the "Canal Capital Retirement Plan");
    (vi)    Edelman Value Fund Ltd. (the "Fund"); and
    (vii)   Edelman Value Partners L.P. ("Value Partners").


ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

     Item 5(a) is hereby supplemented by the addition of the following:

     (a) The aggregate percentage of shares of Common Stock reported owned by each person herein is based upon 4,326,929 shares outstanding, which is the number of shares outstanding at July 15, 2000, as reported in the Company's Form 10-Q for the fiscal quarter ended April 30, 2000 as filed with the Securities and Exchange Commission.

     As of the date hereof:

     (i) Edelman Limited Partnership owns 1,017,220 shares of the Common Stock, constituting approximately 23.5% of the shares outstanding.

     (ii) Mr. Edelman owns directly 31,300 shares of the Common Stock and holds exercisable options on 20,000 shares of the Common Stock, totaling 51,300 shares of the Common Stock. Such shares constitute approximately 1.2% of the shares outstanding (based upon the 4,346,929 shares which would be outstanding upon the exercise of such options). By reason of the provisions of Rule 13d-3, Mr. Edelman may be deemed to own beneficially the shares owned by the Fund, Edelman Limited Partnership, Value Partners, the Canal Capital Retirement Plan, the Edelman Family Partnership, L.P., Aile Blanche, Felicitas and the Custodian Accounts, which, when aggregated with the shares owned by Mr. Edelman, total 1,929,605 shares (including options on 20,000 shares), constituting approximately 54% of the shares outstanding (based upon the 4,346,929 shares which would be outstanding upon the exercise of such options).

     (iii) Aile Blanche owns 8,400 shares of the Common Stock, constituting approximately 0.2% of the shares outstanding.

     (iv) Felicitas owns 3,399 shares of the Common Stock, constituting less than 0.1% of the shares outstanding.

     (v) The Retirement Plan owns 26,620 shares of the Common Stock, constituting approximately 0.6% of the shares outstanding.

     (vi) The Fund owns zero shares of the Common Stock, constituting 0% of the shares outstanding.

     (vii) Value Partners own 43,830 shares of the Common Stock, constituting approximately 1.0% of the shares outstanding.

     (viii) The Custodian Accounts own 188,650 shares of the Common Stock, constituting approximately 4.4% of the shares outstanding.

     (ix) The Edelman Family Partnership, L.P. owns 590,186 shares of Common Stock, constituting 13.6% of the shares outstanding.

     (x) Certain other persons related to or affiliated with Mr. Edelman own the following amounts of Common Stock: (A) Penelope C. Edelman owns 39,865 shares of Common Stock, constituting approximately 0.9% of the shares outstanding; (B) three UGMA Accounts for the benefit of children of Mr. Edelman, of which Penelope C. Edelman is custodian, own a total of 30,510 shares of Common Stock, constituting approximately 0.7% of the shares outstanding; and (C) Mildred Ash owns 242,000 shares of Common Stock, constituting approximately 5.4% of the shares outstanding. Mr. Edelman expressly disclaims beneficial ownership of the foregoing shares of Common Stock.

     (xi) To the best knowledge of the reporting persons, certain directors and officers of the reporting persons and other affiliated persons own the following amounts of Common Stock (based upon information reported by the Company or such individuals in public filings): (A) Irving Garfinkel, an officer of Edelman Management and Aile Blanche, a director of Datapoint, and a general partner of the Edelman Family Partnership, L.P., owns 11,210 shares of Common Stock, constituting approximately 0.2% of the shares outstanding; and (B) Gerald N. Agranoff, an officer of Edelman Management and a general partner of the Edelman Family Partnership, L.P., holds exercisable options on 25,000 shares of Common Stock, which constitute approximately 0.6% of the shares outstanding (based upon the 4,346,929 shares which would be outstanding upon the exercise of such options).

     Item 5(b) is hereby supplemented by the addition of the following:

     (a) Value Partners has shared power to vote and dispose of the shares owned by it. The power to vote and dispose of such shares is exercisable by A.B. Edelman Management Company, Inc., a corporation controlled by Mr. Edelman and of which Mr. Edelman is sole stockholder and an officer and director.

     Item 5(c) is hereby supplemented by the addition of the following:

     On December 5, 2003, the Fund distributed to its shareholders 413,750 shares of Common Stock.

     Item 5(e) is hereby supplemented by the addition of the following:

     On December 5, 2003, the Fund ceased to be a beneficial holder of more than 5% of the outstanding shares of the Issuer.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: December 31, 2003

                                    /S/ ASHER B. EDELMAN
                                    ---------------------------------

                                        Asher B. Edelman, individually, as a
                                        general partner of A. B. Edelman Limited
                                        Partnership and as attorney-in-fact for
                                        each of Canal Capital Corporation
                                        Retirement Plan, Felicitas Partners,
                                        L.P., Edelman Value Partners L.P.,
                                        Edelman Value Fund Ltd. and Aile
                                        Blanche, Inc., under Powers of Attorney
                                        previously filed with the Securities and Exchange Commission as Exhibits to this
                                        Schedule 13D and amendments thereto.